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                                                                   EXHIBIT 10.89

                      DISTRIBUTION AND LICENSE AGREEMENT

     This DISTRIBUTION AND LICENSE AGREEMENT ("Agreement"), dated as of August
                                               ---------
31, 2001 ("Effective Date") is entered into by and between Baxter Healthcare
           --------------
Corporation, a Delaware corporation having its principal place of business at One Baxter Parkway, Deerfield, Illinois 60015 ("Baxter"), and Nexell of
                                                ------
California, Inc., a Delaware corporation having its principal place of business at Nine Parker, Irvine, California 92618 ("Nexell").
                                           ------

                                   RECITALS

A. Nexell has certain rights in and to Products (as hereafter defined) and the Licensed Intellectual Property (as hereafter defined) that are used in the ex vivo cell therapies business.

B. Baxter desires rights in and to such Products and Licensed Intellectual Property in order to make, have made, use, import, distribute and sell such Products in the Territory.

C. Nexell has agreed to appoint Baxter as its exclusive distributor for the Products and to license to Baxter certain rights in and to the Products and Licensed Intellectual Property for the purposes set forth in this Agreement, under the terms and conditions set forth in this Agreement.

D. As an integral part of this Agreement, Nexell has granted to Baxter certain rights of first offer with respect to Future Opportunities (as hereafter defined), all as more fully described in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Baxter and Nexell hereby agree as follows:

1. Definitions. As used herein, the following capitalized terms shall have the following meanings:

     1.1  "Act" shall mean the Federal Food, Drug and Cosmetic Act, as may be
           ---
          amended from time to time.

     1.2  "Affiliate" of a party shall mean any entity (A) which directly or
           ---------
          indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, the party or (B) fifty percent (50%) or more of the voting capital stock (or in the case of an entity which is not a corporation, fifty percent (50%) or more of the equity interest) of which is beneficially owned or held by a party or any of such party's Subsidiaries. The term "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of an entity (other than a natural person), whether through the ownership of voting capital stock, by contract or otherwise. For the avoidance of doubt, Nexell and its Affiliates shall not be considered Affiliates of Baxter.
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     1.3  "Asset Purchase Agreement"  shall mean the Asset Purchase Agreement
           ------------------------
          dated as of August 3, 2001 by and among Baxter, Nexell and Nexell Therapeutics Inc.

     1.4  "FDA" shall mean the United States Food and Drug Administration.
           ---

     1.5  "Future Opportunity" shall have the meaning set forth in Section 3.
           ------------------

     1.6  "License" shall have the meaning set forth in Section 2.
           -------

     1.7  "Licensed Intellectual Property" shall mean the Licensed Patents, the
           ------------------------------
          Licensed Cell Lines (as so identified on Schedule 1.7), and any
                                                   ------------
          copyrights or copyrightable works, all as set forth on Schedule 1.7,
                                                                 ------------
          and any non-patented and non-patentable technical information, specifications, inventions, processes and formulations, discoveries, trade secrets, know-how and technical data, and any other protectable property rights that are related thereto, that Nexell owns or otherwise has rights in or to, anywhere in the Territory.

     1.8  "Licensed Patents" shall mean the patents and patent applications,
           ----------------
          including any continuations, continuations-in-part, re-examinations, patents by addition, Supplemental Protection Certificates, patent term extensions, divisions, renewals, reissues and extensions thereof as set forth on Schedule 1.8.
                       ------------

     1.9  "Licensed Trademarks" shall mean the trademarks, trade names, service
           -------------------
          marks, domain names, trade dress, logos and other similar designations set forth on Schedule 1.9.
                       ------------

     1.10 "Manufacturing Facility" shall mean any production site selected by
           ----------------------
          Baxter for manufacture of the Products.

     1.11 "Net Sales" shall mean the actual invoiced amounts attributable to
           ---------
           Products that are received by Baxter (or an Affiliate of Baxter) from the first third party trade purchaser, less, whether or not such costs are invoiced separately, (i) amounts refunded or credits for Products which were rejected, spoiled, damaged, out-dated or returned, (ii) freight, shipment and insurance costs incurred in transporting Products, (iii) quantity, trade, cash and other discounts, rebates (including pursuant to governmental regulation), charge-backs, retroactive price reductions, credits or allowances allowed or taken, and (iv) Taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of the Products. The transfer of a Product by Baxter (or an Affiliate of Baxter) to another Affiliate of Baxter (or to Baxter) shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by such Affiliate (or Baxter) to the first third party trade purchaser. In no event shall any amounts paid to Baxter or its Affiliates by Nexell or its Affiliates be considered Net Sales. The amount of Net Sales for any period shall be determined on the basis of sales recorded in the ordinary course on the books and records of Baxter (or Baxter's Affiliates) during such period in accordance with GAAP and past practices.

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     1.12   "New Offer" shall have the meaning set forth in Section 3.
             ---------

     1.13   "Non-Compete Agreement" shall mean the Non-Competition and
             ---------------------
             Confidentiality Agreement, by and among Baxter, Nexell, and VIMRx Pharmaceuticals Inc., dated as of December 17, 1997, as amended.

     1.14   "Product Categories" shall mean the categories of Products set
             ------------------
            forth in Schedule 1.15.
                     -------------

     1.15   "Products" shall mean systems for the ex vivo selection of a desired
             --------
            human, nucleated cell type using a biological component, such as an antibody or modified antibody, a lectin, or a ligand to selectively and specifically bind to a particular molecule on the surface of the cells to be selected so as to confer specificity or selectivity for such cells in the cell selection process, or for genetic alteration, modification, activation and/or expansion in combination with such selection. The current Products are set forth in Schedule 1.15.
                                                             -------------

     1.16   "Regulatory Files" shall mean the regulatory files that relate to
             ----------------
            the Products which were sold to Baxter pursuant to the Asset Purchase Agreement, as set forth in Schedule 1.16.
                                                -------------

     1.17   "Sublicenses" shall mean the sublicense agreements set forth on
             -----------
            Schedule 1.17.
            -------------

     1.18   "Taxes" shall mean all taxes, including all federal, state, local,
             -----
            foreign and other income, franchise, sales, use, license, excise, employment, property, payroll, stamp, withholding, environmental, alternative or add-on minimum, ad valorem, value-added, VAT, transfer, stamp and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and any contractual or other obligation to indemnify or reimburse any person with respect to any such assessment.

     1.19   "Term" shall mean the Initial Term and any Renewal Term.
             ----

     1.20   "Territory" shall mean worldwide.
             ---------

2. License. Nexell hereby grants to Baxter: (i) an exclusive (even as to Nexell), worldwide license under the Licensed Intellectual Property to market and sell the Products, and any components thereof; (ii) an exclusive (except as to Nexell), worldwide license under the Licensed Intellectual Property to make, have made and import the Products, and any components thereof; (iii) an exclusive (even as to Nexell) worldwide license under the Licensed Intellectual Property to use the Products and components solely for the distribution purpose set forth in Section 5; and (iv) an exclusive (except as to Nexell), worldwide license under the Licensed Intellectual Property for internal research and development purposes (including clinical trials) to improve Products for Ex Vivo Cell Processing (as such term is defined in the Non-Compete Agreement) (the "License"). The foregoing license rights shall not include the right for Baxter
 -------
to use the Licensed Intellectual Property to practice Ex Vivo Cell Processing commercially. Either party shall have the right to sublicense its rights described in this Section 2, provided such party

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has obtained the other party's prior written consent (such consent not to be unreasonably withheld or delayed) and any such sublicensee agrees to be bound by the terms and conditions of this Agreement and the Non-Compete Agreement (the terms of which shall be binding upon any sublicensee in the same manner and to the same extent such terms bind the applicable licensor).

3. Right of First Offer. Baxter shall have a right of first offer with respect to acquiring marketing, manufacturing, sales and distribution rights, and use rights in connection therewith, for other systems developed or acquired by Nexell which compete with the Products or which are useful for the selection or isolation of cells using ligands which bind to such cells, or which are useful for the culturing of such isolated or separated cells ("Future Opportunity"), in
                                                        ------------------
the event Nexell decides, in its sole discretion, to make a Future Opportunity available to a third party. After Nexell notifies Baxter of a Future Opportunity, Baxter will have sixty (60) days to respond to Nexell and to negotiate the material terms and conditions of a license, with the right to grant sublicenses, to make, have made, market, sell, distribute, import and use such Future Opportunity prior to Nexell discussing the Future Opportunity with any and all third parties. The terms and conditions of such license with regard to any such Future Opportunity shall be negotiated by Nexell and Baxter, bargaining in good faith, and documented in a written agreement, signed by authorized representatives of both parties. If, after notice to Baxter and expiration of sixty (60) days without completed negotiation of the material terms of an agreement for a license, with the right to grant sublicenses, to make, have made, market, sell, distribute, import and use such Future Opportunity, Nexell desires to enter into an agreement on a Future Opportunity with a third party on terms or conditions that are less favorable to Nexell than the terms and conditions offered by or to Baxter in connection with Baxter's right of first offer (a "New Offer"), then Nexell must give Baxter notice and an
                         ---------
additional thirty (30) days to respond to the offer on substantially the same terms and conditions as those of the New Offer.

4. Baxter Improvements. Any and all line extensions, modifications, enhancements or replacements to the Products developed, generated or produced by or on behalf of Baxter shall be Baxter's sole and exclusive property.

5. Appointment; Distribution. Nexell hereby appoints Baxter as its exclusive worldwide marketing, sales and distribution entity for the Products (or any components thereof) anywhere in the Territory. Baxter accepts such an appointment. In connection therewith, Baxter shall market, distribute and sell the Products in the Territory; provided, however, that Baxter shall not be held
                               --------  -------
to "best efforts" as construed by judicial precedent under the Uniform Commercial Code, but rather shall be required to use commercially reasonable marketing, distribution and sales efforts which are consistent with its efforts for products of a comparable marketing opportunity. To that effect, Baxter shall maintain and utilize a competent and adequate staff, organization and facilities to satisfy its obligations under this Agreement. If Baxter fails to use such efforts as described herein with regard to any Product Category(ies) in any country within the Territory, Nexell shall provide notice to Baxter of such failure and allow Baxter the opportunity to cure such failure within thirty (30) days after such notice or for such longer period as may be reasonably necessary to cure such failure provided that Baxter is diligently proceeding in good faith to cure such failure (the "Cure Period"). If Baxter does not cure such failure within the Cure Period, Nexell's sole and exclusive remedy for such failure shall be to terminate Baxter's exclusive distributorship with regard to such affected Product Category(ies) within such country, at which time Baxter shall become a non-exclusive worldwide marketing, sales and distribution

                                       4

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entity for such Product Category(ies) in such country. For the avoidance of doubt, it is understood that Baxter shall not be liable for any monetary damages or any other liability or obligation with respect to any such failure under this
Section 5.

6. Term. The term of this Agreement shall commence upon the Effective Date and continue thereafter for a period of ten (10) years ("Initial Term"). This
                                                     ------------
Agreement shall automatically renew for successive periods of five (5) years (each a "Renewal Term") under the same terms and conditions set forth herein,
         ------------
unless Baxter, at least sixty (60) days prior to the expiration of the Initial Term or then-current Renewal Term, elects to:

     6.1  terminate this Agreement; or

     6.2 provide Nexell notice that it desires to be a non-exclusive distribution entity rather than an exclusive distribution entity with regard to any or all of the Product Categories in any countries in the Territory (in which case the Agreement shall renew under the terms of such modified distribution license).

7.   Royalties; Reports; Payment of Royalties.

     7.1  Royalties. For all Products sold by Baxter or any Affiliate of Baxter
          ---------
          during the Initial Term, or during any Renewal Term for which Baxter is the exclusive distributor, Baxter will pay to Nexell an earned royalty of two percent (2%) of the Net Sales of such Products; provided, however, that Baxter shall only have an obligation to pay
          --------  -------
          such royalties for those Products set forth on Schedule 1.15 or that
                                                         -------------
          use the Licensed Patents, the Licensed Cell Lines or the Licensed Trademarks. For all Products sold by Baxter or any Affiliate of Baxter during any Renewal Term for which Baxter is a non-exclusive distributor, Baxter will pay to Nexell an earned royalty of one percent (1%) of the Net Sales of such Products; provided, however,
                                                          --------  -------
          that Baxter shall only have an obligation to pay such royalties for those Products set forth on Schedule 1.15 or that use the Licensed
                                      -------------
          Patents, the Licensed Cell Lines or the Licensed Trademarks.

     7.2  Reports.
          -------

          A.   Quarterly Reports. Baxter agrees to make written reports to
               -----------------
               Nexell quarterly, within sixty (60) days following the end of each calendar quarter during the Term, identifying in each such report Baxter's worldwide Net Sales of Products during the preceding calendar quarter and the amount of royalty due. Calendar quarters shall begin on January 1, April 1, July 1, and October 1 of each year. The first such report shall include all such sales granted between the Effective Date and the end of the quarter that follows the Effective Date.

          B.   Final Report. Baxter agrees to make a last written report to
               ------------
               Nexell within sixty (60) days after the Term for worldwide Net Sales of Products by Baxter upon which royalties are payable hereunder but which were not previously reported. The obligation to make reports and pay royalties shall terminate upon termination of this Agreement, except that royalties

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               accrued but not paid prior to such termination shall be payable with the last written report of this Section 7.2B.

          C.   Audit.  During the Term and for one (1) year thereafter, Baxter
               -----
               agrees to keep records of all worldwide Net Sales of Products by Baxter in sufficient detail to enable the royalties paid hereunder to be determined. Nexell may audit Baxter's books and records of the other for the purpose of determining compliance with the terms of this Section 7. Nexell may use independent outside auditors (who may participate fully in such audit). In the event that an audit is proposed with respect to Baxter's proprietary information ("Restricted Information"), then on the
                                         ----------------------
               written demand of Baxter the individuals conducting the audit with respect to the Restricted Information will be limited to Nexell's independent auditors. In such event, Baxter shall pay the costs of the independent auditors conducting such audit, but only with respect to that portion of the audit relating to the Restricted Information. Such independent auditors shall enter into an agreement with Baxter, on terms that are agreeable to the parties, under which such independent auditors shall agree to maintain the confidentiality of the information obtained during the course of such audit and establishing what information such auditors will be permitted to disclose in reporting the results of any audit of Restricted Information. Any such audit shall be conducted during regular business hours in a manner that does not interfere unreasonably with the operations of Baxter. The aggregate number of audits of Baxter's books and records conducted under this Section 7 shall not exceed one (1) financial audit in any twelve (12) month period unless the next preceding audit disclosed a failure to conform to the terms of this Section
               7. Subject to the foregoing limitations, any such audit shall be conducted when requested by notice given not less than thirty
               (30) days prior to the commencement of the audit. If by such audit Nexell discovers unauthorized activities, or if the amount of the royalties due set forth in the auditor's report deviates by more than ten percent (10%) from the amount of royalties due reported by Baxter for the same period, Baxter shall reimburse Nexell for the cost of the audit. Any disputes arising out of an audit performed hereunder shall be submitted by the parties to an accounting firm acceptable to both Baxter and Nexell (or, if they cannot agree on such selection, a national (big five) accounting firm will be selected by lot after eliminating Baxter's and Nexell's regular outside firm of auditors) and the firm so selected (the "Arbitrator") shall be directed by Baxter and
                              ----------
               Nexell to review the items in dispute as promptly as reasonably practicable and, upon completion of such review, to deliver written notice to each of Baxter and Nexell setting forth the Arbitrator's resolution of each disputed item. The Arbitrator's review shall be conducted in accordance with the Commercial Arbitration Rules of the Center for Public Resources and the Arbitrator's determination shall be final and binding on the parties hereto. The place for such arbitration shall be Chicago, Illinois, or at such other place as may be agreed upon by Baxter and Nexell.

     7.3  Payment of Royalties. Together with each report referred to in Section
          --------------------
          7.2 hereof, Baxter shall pay to Nexell the applicable royalties due as specified in this Section 7 for the worldwide Net Sales of Products covered by the report. Nexell acknowledges that royalties may, under certain circumstances, be set-off by Baxter pursuant to the Asset Purchase Agreement or Section 19.2 of this Agreement.

8.   Installation, Training and Maintenance.

     8.1  Operator Training. Nexell will develop, publish and revise as needed
          -----------------
          all technical operational materials (for example, operator manuals) relating to the Products. Further, Nexell shall train Baxter personnel as reasonably requested by Baxter free of charge.

     8.2  Installation and Maintenance. Baxter will be responsible for the
          ----------------------------
          installation and servicing of the Products, as well as customer training. Baxter will also be responsible for customer support, including customer phone hotline coverage to handle customer inquiries and complaints. In addition, Baxter will offer to customers service and maintenance contracts for Products for post-warranty servicing of the Products.

9.   Regulatory Responsibility.

     9.1  Baxter Responsibilities.  Baxter will maintain, in compliance in all
          -----------------------
          material respects with applicable law, all Regulatory Files related to the Products and components thereof. For any products that Baxter may distribute and sell to third parties in connection with the Products, Baxter shall maintain all regulatory files relating to such products and Baxter shall have full responsibility with regard to such regulatory files. Baxter agrees to grant Nexell Right of Reference and/or any other rights available under FDA regulations or policies to allow Nexell to cross-reference the regulatory files. In addition, Baxter shall provide Nexell with reasonable access to and a copy of such portions of its regulatory files relating to the Products as Nexell shall reasonably request.

     9.2  Nexell Responsibilities. Nexell shall promptly forward product
          -----------------------
          complaints received on Products to Baxter. In addition, Nexell shall cooperate, as mutually agreed by the parties, in Baxter's administration of mandatory notifications, repairs, replacements and refunds, safety alerts, "cease distribution and notification" and mandatory recall actions, voluntary recalls, market withdrawals and stock recoveries, and device removals and corrections, as defined or understood under law or FDA policy, or related or analogous actions involving the Products.

     9.3  Ongoing Compliance. Each party agrees to comply in all material
          ------------------
          respects with the requirements of the FDA, any state, local or other regulatory authority, or any analogous authority outside the United States, which in each case relates to the Products.

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

     9.4  Matched Donor Recipient Clinical Trial. With respect to the matched
          --------------------------------------
          donor recipient clinical trial, Baxter shall determine, in its sole discretion, whether such clinical trial shall be continued and/or completed. In the event Baxter determines to continue such clinical trial, Baxter may elect to complete the clinical phase of such trial at its own expense (which the parties agree will involve monitoring, data collection, data compilation, data analysis, regulatory file preparation and regulatory file submissions). In the alternative, Baxter may elect to designate all or any portion of the tasks required to complete the clinical phase of such trial to Nexell (in which case Nexell would be reimbursed for its actual, reasonable costs associated with performing the required work in accordance with a separate agreement to be negotiated by the parties).

10.  Intentionally Omitted.

11. Customer Feedback. As either party develops, surveys or otherwise receives feedback from customers, operators and others relative to the Products, it will share the results and data obtained with the other. The parties may choose to jointly seek customer feedback or use similar data to agree upon changes or improvements to the Products, to the delivery, installation and maintenance of the Products, to the training of operators or to the technical presentation of the Products. Notwithstanding anything to the contrary set forth herein, Nexell shall not have the right to access any Baxter customers independently of Baxter with regard to any customer complaints or sales and marketing activities as such relates to the Products.

12. Non-Compete Agreement. Baxter and its Affiliates shall be permitted to exercise all rights granted to Baxter hereunder to their fullest extent, subject to the Non-Compete Agreement. In connection therewith, in order to permit Baxter to exercise all rights granted to it under this Agreement, the first sentence in the first paragraph after 2.1(b) shall be replaced in its entirety with the following: "for therapeutic purposes such as cellular or gene therapy, except as Baxter is permitted to manufacture, supply, market, import, distribute, use and sell Products of the Business pursuant to the Distribution License Agreement, the Sublicense Agreements and the Supply Agreement." The Non-Compete Agreement shall be deemed to have been amended accordingly.

13. Trademarks. Nexell hereby grants to Baxter an exclusive (even as to Nexell), worldwide fully paid-up license to use the Licensed Trademarks in connection with Baxter's manufacturing, marketing, selling, importing, use and distribution of the Products; provided that Baxter's use of the Licensed
                              --------
Trademarks shall be in accordance with the quality control standards and other guidelines issued by Nexell and delivered to Baxter hereunder. From time to time, Nexell shall have the right to review and evaluate the activities performed and the Products distributed by Baxter using the Licensed Trademarks for purposes of ensuring that Nexell's guidelines are being adhered to and that the good will associated with the Licensed Trademarks is not being adversely affected by Baxter. Except as set forth herein, neither party shall use the other party's

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trademarks, trade names, service marks, logos or other company identifiers without such party's prior written approval. Neither party shall at any time assert any claim to any good will, reputation or ownership of the other party's trademarks, trade names service marks, logos or other company identifiers. Neither party shall use any trademarks, trade names, service marks, logos or other company identifiers that are confusingly similar to the other party's trademarks, trade names, service marks, logos or other company identifiers. Nothing in this Agreement or any other agreement referenced herein shall imply or grant Nexell any rights to any Baxter trademarks, trade names, service marks, logos or other company identifiers. Any use of a Baxter trademark, trade name, service mark, logo or other company identifier shall inure to the benefit of Baxter. Any use of a Licensed Trademark shall inure to the benefit of Nexell.

14. Label Copy. The parties acknowledge and agree that Nexell has provided all specifications for labeling, product inserts and packaging for the Products covered under the Regulatory Files prior to the Effective Date.

15. Interest on Overdue Payments. Interest shall accrue and be payable on all overdue payments owing by a party under this Agreement from the date due at the rate of one and one-half percent (1.5%) per month (or the highest rate allowed by law, if lower), compounded annually, until fully paid (including full payment of such interest).

16. Foreign Currency Conversion. Where calculations of any payments required hereunder relate to currency other than United States dollars, all such calculations shall be made pursuant to Baxter's then current, accounting policies and practices, as consistently applied.

17. Enforcement of Licensed Intellectual Property Rights. Baxter and Nexell shall each, promptly, but in no event no later than ten (10) days after receipt of notice thereof, notify the other of any patent nullity actions, oppositions, reexaminations, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation or violation of any Licensed Intellectual Property or Licensed Trademark, or if Baxter or Nexell, or any of their respective Affiliates, shall be named as a defendant in a legal proceeding by a third party alleging infringement, misappropriation or violation of a patent or other intellectual property right as a result of the manufacture, production, use, distribution or sale of any Product or of any other information or notification regarding the Licensed Intellectual Property or Licensed Trademarks.

     17.1 Baxter and Nexell shall cooperate in any action taken by a third party solely involving a nullity action, opposition, reexamination or any other action taken by such third party alleging the invalidity or unenforceability of any Licensed Intellectual Property or any Licensed Trademark. Both parties agree to share equally in the cost of the defense of such Licensed Intellectual Property or Licensed Trademarks.

     17.2 Baxter shall have the first right to respond to, defend or prosecute any actions taken to defend any alleged or threatened infringements, misappropriations or any other violations by a third party of Baxter's rights under the License granted in Section 2. It is understood that such action may include defending against a nullity action or similar action or causes of action taken by such third party in such proceedings or actions. Nexell agrees to cooperate with Baxter and its legal counsel, join in suits or actions that may be brought by Baxter, at Baxter's request, allow itself to be named as a party, at Baxter's request, and be available at Baxter's reasonable request to be an expert witness or otherwise to assist in such proceedings. If Baxter elects to respond to, defend, prosecute or settle any

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

            such actions, challenges, infringements, misappropriations or proceedings by a third party alleging infringement, misappropriation or violation of Baxter's rights as described above then: (i) Baxter shall bear all legal fees and other costs and expenses associated with such response or defense, including those incurred by Nexell at Baxter's request; and (ii) Baxter shall keep all amounts recovered from third parties in connection with such response or defense. Furthermore, Baxter shall have the right to license such Licensed Intellectual Property or Licensed Trademarks in connection with any settlement of any such claim, with the prior written consent of Nexell (such consent not to be unreasonably withheld or delayed). Baxter shall have six (6) months to elect to respond to, defend or prosecute any such allegations of infringement, misappropriation or violation of rights. If Baxter declines to respond to, defend or prosecute any such action within such six (6) month period, then Nexell shall have the right to elect to bring any necessary action to defend or prosecute any such allegations of infringement, misappropriation or violation of rights. Notwithstanding the foregoing, it is understood that nothing contained in this Section
            17.2 shall limit, impose any additional obligation on or otherwise alter Nexell's obligation to indemnify Baxter under Section 19.2.

     17.3 For any such actions against a third party alleging any infringement, misappropriation or violation of rights that are not included under the rights granted to Baxter under the License, Nexell shall have six (6) months to elect to respond to, defend or prosecute any such allegations of infringement, misappropriation or violation of rights. If Nexell declines to make any such election within such six (6) month period, then Nexell hereby grants Baxter automatically the exclusive right to elect to bring any necessary action to defend or prosecute any such allegations of infringement, misappropriation or violation of rights. If Baxter elects to do so, then Nexell's license grant to Baxter under Section 2 shall be deemed to be amended to include an exclusive license to take whatever actions are necessary for Baxter (and solely for the purpose of the foregoing) to respond to, defend or prosecute any such actions to enforce such rights. In connection therewith, Nexell agrees to cooperate with Baxter and its legal counsel, join in suits or actions that may be brought by Baxter, at Baxter's request, allow itself to be named as a party, at Baxter's request, and be available at Baxter's reasonable request to be an expert witness or otherwise to assist in such proceedings. Baxter shall bear all legal fees and other costs and expenses associated with such response or defense, including those incurred by Nexell at Baxter's request, and Baxter shall keep all amounts recovered from third parties in connection with such response or defense. Furthermore, Baxter shall have the right to license such Licensed Intellectual Property or Licensed Trademarks in connection with any settlement of any such claim, with the prior written consent of Nexell (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, it is understood that nothing contained in this Section 17.3 shall limit, impose any additional obligation on or otherwise alter Nexell's obligation to indemnify Baxter under Section 19.2.

18.  Warranties.

     18.1   General.  Each party represents and warrants to the other that: (A)
            -------
            all corporate action necessary for the authorization, execution and delivery of this Agreement by such party and the performance of its obligations hereunder has been taken; (B) the execution, delivery and performance of this Agreement do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and (C) its obligations hereunder constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

     18.2   Products and Licensed Intellectual Property Warranty.  Nexell
            ----------------------------------------------------
            warrants to Baxter that (A) the Products set forth on Schedule 1.15
                                                                  -------------
            do not infringe, misappropriate or violate the intellectual property of any entity; and (B) the Licensed Intellectual Property and the Licensed Trademarks, together with the Sublicenses, constitute all of the intellectual property that Nexell owns or otherwise has rights in or to that are necessary or desirable to make, have made, market, sell, import and use the Products, or any components thereof, as permitted to be used by Baxter under this Agreement anywhere in the Territory. Nexell agrees that if there are any additional rights in any patents, know-how, trademarks, or any other intellectual property that Baxter needs to fully exercise its license rights granted under Section 2 with regard to the Products set forth on Schedule 1.15, such rights shall be deemed to be
                         -------------
            included in the license granted under Section 2.


19.  Indemnification.

     19.1   Baxter's Indemnity.  Baxter shall indemnify Nexell and hold it
            ------------------
            harmless from any liability, loss, expense, cost, claim or judgment arising out of any claim for property damage, personal injury or death that is caused by (A) Baxter's failure to manufacture the Products in accordance with their applicable specifications; (B) Baxter's failure to meet its obligations with respect to its regulatory responsibilities set forth in Section 9, or which arises out of Baxter's performance of service contracts or sales and marketing activities performed by Baxter personnel; (C) defects in any specifications for labeling for Products covered under the Regulatory Files; provided that any such defect was caused by a change, by Baxter, of such specifications for labeling after the Effective Date; or (D) any negligent acts or omissions of Baxter in connection with its performance under this Agreement. At Baxter's expense, Nexell shall cooperate fully with Baxter in defending or otherwise resolving any such claim. Baxter shall have full control of any litigation brought against Nexell with respect to any claim that is indemnifiable by Baxter hereunder; but Nexell may, at its expense, also be represented by its own counsel in any such litigation. If Baxter elects not to assume control of such litigation, Nexell may assume and control the defense of such claim.

     19.2   Nexell's Indemnity.  Nexell shall indemnify Baxter and hold it
            ------------------
            harmless from any liability, loss, expense, cost, claim or judgment arising out of any claim for property damage, personal injury or death that is caused by (A) defects in the design, specifications, or product drawings/blueprints provided by Nexell for the Products set forth on Schedule 1.15, or resulting from the use of the
                         -------------
            Products set forth on Schedule 1.15 in accordance with the
                                  -------------
            specification for labeling provided by Nexell; (B) defects in specifications for any labeling for Products covered under the Regulatory Files; provided, however, that, Nexell shall only have an
                              --------  -------
            obligation with respect to the specifications for any labeling for such Products as such existed as of the Effective Date; (C) Nexell's failure to meet its obligations with respect to its regulatory responsibilities set forth in Section 9; (D) any negligent acts or omissions of Nexell in connection with its performance under this Agreement; or (E) any negligent acts or omissions of Nexell with regard to any customers of Baxter. Furthermore, Nexell shall indemnify Baxter and hold it harmless from any liability, loss, expense, cost, claim or judgment arising out of any breach of
            Section 18.2. Notwithstanding anything contained in this Agreement to the contrary, it is understood that Baxter may recover any indemnification payment due from Nexell pursuant to the foregoing sentence by retaining and setting off any amounts due or to become due from Baxter to Nexell pursuant to Section 7. At Nexell's expense, Baxter shall cooperate fully with Nexell in defending or otherwise resolving any such claim. Baxter shall have full control of any litigation brought against Baxter with respect to any claim that is indemnifiable by Nexell hereunder. If Baxter elects not to assume control of such litigation, Nexell may assume and control the defense of such claim.

     19.3   Exclusions. Notwithstanding anything to the contrary set forth in
            ----------
            Sections 19.1 and 19.2, neither party shall be required to indemnify the other party under Section 19.1 or 19.2, as applicable, to the extent any claim is caused by the other party's negligent acts or omissions.

20. Limitation of Liability. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT LIABILITY (INCLUDING NEGLIGENCE), OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY OR LIQUIDATED DAMAGES.

21.  General Provisions.

     21.1   Force Majeure. Neither party to this Agreement shall be liable for
            -------------
            delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any governmental authority, but any such delay or failure shall be remedied by such party as soon as is reasonably possible. A party's lack of financial resources to effect its performance hereunder shall not be considered a force majeure event.

     21.2   Foreign Government Approval or Registration. If this Agreement or
            -------------------------------------------
            any associated transaction is required by the law of any nation to be either approved or registered with any governmental authority, or any agency or political subdivision thereof, Baxter shall assume all legal obligations to do so. In connection therewith, Nexell shall cooperate and assist with all reasonable requests by Baxter.

     21.3   Notices.  All notices required under this Agreement shall be in
            -------
            writing, and all such notices and other written communications (including purchase orders) shall be delivered either by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), by first class, registered or certified United States mail (postage prepaid), or by facsimile transmission (provided that in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand, by a nationally recognized overnight delivery service (with charges prepaid), or by first class, registered or certified United States mail (postage prepaid) within two (2) days of facsimile transmission), addressed to each party as follows:

            If to Baxter, such notices shall be delivered to:

            Baxter Healthcare Corporation
            One Baxter Parkway
            Deerfield, Illinois 60015
            Attention: Cindy Collins - General Manager
            Telecopy:  (847) 948-4684

            With copies to:

            Baxter Healthcare Corporation
            P.O. Box 15210
            Irvine, California  92623-5210
            Attention: Michael Schiffer, Esq. - Chief Patent Counsel
            Telecopy:  474-6330

            Baxter Healthcare Corporation
            One Baxter Parkway
            Deerfield, Illinois 60015
            Attention: Thomas Sabatino, Esq. - General Counsel
            Telecopy:  (847) 948-2450

            If to Nexell, such notices shall be delivered to:

            Nexell of California, Inc.
            Nine Parker
            Irvine, California 92618
            Attention: President and CEO
            Telecopy:  (949) 470-6645

            With a copy to:

            Bryan Cave LLP
            700 Thirteenth Street, N.W.
            Washington, D.C. 20005
            Attention: Eric F. Stoer, Esq.
            Telecopy: (202) 508-6200

            and to:

            Nexell Therapeutics Inc.
            Nine Parker
            Irvine, California 92618
            Attention: Chairman
            Telecopy:  (949) 470-6645

            or such other address as any such party may designate in writing and delivered to the other party hereto pursuant to this Section 21.3. All such notices or other written communications shall be deemed to have been received by the addressee if delivered by: hand or by a nationally recognized overnight delivery service (with delivery charges prepaid) at the time of delivery; by first class, registered or certified United States mail (postage prepaid), three (3) business days after delivery thereof to the United States Postal Service; or by facsimile transmission, at the time of transmission.

     21.4   Choice of Law and Jurisdiction. This Agreement shall be governed by
            ------------------------------
            and construed in accordance with the internal laws of the State of Delaware, without application of conflicts of law principles, and, subject to Section 21.11, each party hereby submits to the jurisdiction and venue of any state or federal court in the State of Delaware. To the extent permissible by law, each of the parties hereby waives, releases and agrees not to assert, and agrees to cause its Affiliates to waive, release and not assert, any rights such party or its Affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Delaware law.

     21.5 Provisions Contrary to Law/Severability. In performing this Agreement, the parties hereto shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any applicable law, the applicable law shall prevail. If any provision of this Agreement conflicts with any applicable law or is otherwise determined by an arbitrator or court having valid jurisdiction thereof to be enforceable, the affected provision of this Agreement shall be deemed to have been modified to the extent necessary so as not to conflict with the applicable law or to be unenforceable or, if such modification is not possible, such provision shall be deemed to have been deleted herefrom, without affecting, impairing or invalidating the remaining provisions of this

            Agreement.

     21.6   Entire Agreement. This Agreement, together with any schedules
            ----------------
            attached hereto, the Asset Purchase Agreement and all agreements contemplated thereby (including the agreements noted on Schedule
            5.15 thereof as continuing in effect), and the Non-Compete Agreement constitute the entire agreement between the parties as to subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement and the other agreements referred to above.

     21.7   Waivers and Modifications. The failure of any party to insist on the
            -------------------------
            performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be waiver of any other breach of such provision or any other provision. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing signed by the other party to be bound by such waiver, modification, release or amendment.

     21.8   Assignment. Nexell may assign its rights or obligations under this
            ----------
            Agreement to any Affiliate of Nexell without the prior written consent of Baxter; provided that such assignee remains an Affiliate
                               --------
            of Nexell; and, provided, further, that no such assignment shall
                            --------  -------
            relieve Nexell of the obligation to satisfy and discharge the obligation(s) so assigned. Baxter may assign its rights and obligations hereunder to any Affiliate of Baxter without prior notice to or consent of Nexell. No assignment by Baxter or Nexell, or by any permitted assignee, (by operation of law or otherwise) shall be effective unless and until the assignee shall have agreed to become bound by the provisions of the Non-Compete Agreement, to the same extent and in the same manner as Baxter (in the case of a Baxter assignee) or Nexell (in the case of a Nexell assignee) is bound. No party hereto may assign (by operation of law or otherwise) any of its rights or obligations under this Agreement, unless and to the extent expressly permitted by this Section 21.8. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the parties' permitted successors and assigns.

     21.9   Independent Parties. By virtue of this Agreement, neither party
            -------------------
            constitutes the other as its agent (except as may otherwise be expressly provided herein), partner, joint venturer, or legal representative and neither party has express or implied authority to bind the other in any manner whatsoever.

     21.10  Counterparts. This Agreement may be executed in any number of
            ------------
            counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.

     21.11  Dispute Resolution.
            ------------------

            A. Provisional Remedies. The procedures specified in this Section
               --------------------
               21.11
               shall be the sole and exclusive procedures for the resolution of disputes (other than disputes regarding any royalty payments, which shall be resolved in accordance with Section 7.2C) between the parties arising out of or relating to this Agreement; provided, however, that a party, without prejudice to these procedures, may seek a preliminary injunction or other provisional relief if, in its sole judgment, such action is deemed necessary to avoid irreparable damage or to preserve the status quo. During such action, the parties will continue to participate in good faith in the procedures specified in this
               Section 21.11.

            B. Negotiations Between Executives.  The parties will attempt in
               -------------------------------
               good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation or performance of this Agreement (including the validity, scope and enforceability of the provisions contained in this Section 21.11) promptly by negotiations between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Agreement.

            C. Arbitration.  In the event that any dispute arising out of or
               -----------
               relating to this Agreement or its breach, termination or validity has not been resolved after good faith negotiation pursuant to the procedures of Section 21.11B, such dispute shall upon written notice by either party to the other, be finally settled by arbitration administered by the Center for Public Resources in accordance with the provisions of its Commercial Arbitration Rules and the United Stated Federal Arbitration Act, as modified below:

               (i) The arbitration shall be heard by a panel of three (3) independent and impartial arbitrators, all of whom shall be selected from a list of neutral arbitrators supplied by the Center for Public Resources. From such list, each of Baxter and Nexell shall select one (1) arbitrator, and the arbitrators so selected shall select a third. The panel shall designate one (1) among them to serve as chair.

               (ii) The arbitration proceedings shall be conducted in Los Angeles County or Orange County in the State of California.

               (iii) Any party may seek interim or provisional remedies under the Federal Rules of Civil Procedure and the United States Federal Arbitration Act as necessary to protect the rights or property of the party pending the decision of the arbitrators.

               (iv) The parties shall allow and participate in limited discovery for the production of documents and taking of depositions, which shall be conducted in accordance with the Commercial Arbitration Rules of the Center for Public Resources. All discovery shall be completed within sixty
                     (60) days following the filing of the answer or other responsive pleading. Unresolved discovery disputes shall be brought to the attention of the chair of the arbitration panel and may be disposed of by the chair.

               (v) Each party shall have up to fifty (50) hours to present evidence and argument in a hearing before the panel of arbitrators, provided that the chair of the panel of arbitrators may establish such longer times for presentations as the chair deems appropriate.

               (vi) The arbitration award shall be rendered by the arbitrators within fifteen (15) business days after conclusion of the hearing of the matter, shall be in writing and shall specify the factual and legal basis for the award. Judgment thereon may be entered in any court having jurisdiction thereof.

               (vii) The arbitrators are empowered to order money damages in compensation for a party's actual damages, specific performance or other appropriate relief to cure a breach; provided, however, that the arbitrators will have no authority to award special, punitive or exemplary damages, or other money damages that are not measured by the prevailing party's actual damages.

            D. Performance During Dispute.  Each party is required to continue
               --------------------------
               to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be commercially impossible or impractical under the circumstances.

     21.12 Rules of Construction. In this Agreement, unless a clear contrary intention appears:

            A. The singular number includes the plural number and vice versa;

            B. Reference to any party includes such party's permitted successors and assigns;

            C. Reference to any gender includes the other gender;

            D. Reference to any Section, Exhibit or Schedule means such section of this Agreement, exhibit to this Agreement or schedule to this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

            E. "Herein," "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision of this Agreement;

            F. "Including" (and with the correlative meaning "include") means including
               without limiting the generality of any description preceding such term;

            G. Relative to the determination of any period of time, "from" means
               "from and including," "to" means "to but excluding" and "through" means "through and including";

            H. Reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

            I. Accounting terms used herein shall have the meanings historically attributed to them by Baxter International Inc., a Delaware corporation, and its subsidiaries prior to the date hereof;

            J. In the event of any conflict between any of the provisions of the body of this Agreement and any exhibit or schedule hereto, the provisions of the body of this Agreement shall control;

            K. The headings contained in this Agreement have been inserted for convenience of reference only, and are not to be used in construing this Agreement; and

            L. Any rule of construction or interpretation which might otherwise require this Agreement to be construed or interpreted against either party shall not apply to any construction or interpretation hereof.

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                                       18

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

                              BAXTER HEALTHCARE CORPORATION


                                   By: /s/
                                       ---------------------------
                                       Timothy B. Anderson
                                       Senior Vice President, Corporate
                                       Strategy and Development


                              NEXELL OF CALIFORNIA, INC.


                                   By: /s/
                                       ---------------------------
                                       William A. Albright, Jr.
                                       President

                                       19